Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345-04

May 13, 2015

The Connecticut Light and Power Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	The Connecticut Light and Power Company
Ratings*:	A2 (Moody’s); A+ (S&P); A (Fitch)
Security:	$300,000,000 4.150% First and Refunding Mortgage Bonds, 2015 Series A, due 2045
Trade Date:	May 13, 2015
Settlement Date**:	May 20, 2015 (T+5)
Maturity Date:	June 1, 2045
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2015
Principal Amount:	$300,000,000
Coupon:	4.150%
Price to Public:	98.261% of the principal amount
Benchmark Treasury: Spread to Benchmark Treasury:	3.000% due November 15, 2044 +120 basis points
Benchmark Treasury Price / Yield:	98-31 / 3.053%
Yield to Maturity:	4.253%
Optional Redemption Provisions:	Make-whole call at any time prior to December 1, 2044 at a discount rate of Treasury plus 20 basis points On or after December 1, 2044, at par
CUSIP / ISIN:	207597EH4 / US207597EH49
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
Co-Manager:	The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade bonds on the date hereof or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+5 (on May 20, 2015) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of bonds who wish to trade bonds on the date hereof should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146; Goldman, Sachs & Co. collect at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.